Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-190038 August 14, 2014

For Institutional Investors Only Not For Use With Retail Investors

TAPR ETNs

Barclays Inverse US Treasury Composite ETN

Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

August 14, 2014

Barclays ETNs

Barclays Exchange-Traded Notes (ETNs):

Senior, unsecured debt securities; Listed and traded on an exchange;

Provide investors with a return linked to the performance of an index, less applicable fees and costs.

Barclays Bank PLC is a leading issuer of ETNs in the United States:

33% market share with $8.7 billion notional outstanding1;

Around 80 products in a variety of asset classes, including:

– Commodities;

– Equity / volatility;

– FX;

– Rates

1. Source: Bloomberg; as of 06/30/2014.

2 Investors should refer to the ETN prospectus for further details on the ETN and the Index and risks associated with an investment in the ETN.

For Institutional Investors Only, Not For Distribution To Retail Customers

Executive Summary

The Barclays Inverse US Treasury Composite ETN (“TAPR”) is linked to the performance of the Barclays Inverse US Treasury Futures Composite Index (“index”)

Index

– TAPR closing indicative note value (“CINV”) and index calculation is rules-based and formulaic

– No tracking error, i.e. TAPR CINV tracks index return exactly between rebalance dates, before interest income, fees and costs

Exposure

On every rebalance date TAPR has -100% (face value) of short exposure, via the index, in each of the five US Treasury Futures Contracts

– Monthly rebalancing1 is used instead of daily rebalancing to reduce negative convexity

Costs

Investor fee of 0.43% p.a. approx and roll costs of 0.32% p.a. approx2

Interest

TAPR CINV reflects daily accrual of interest at the 4 week T-bill rate2

Liquidity

TAPR can be purchased from or redeemed daily3 to the issuer at CINV

– No bid/ask costs on closing orders of over 20,000 units. Listed on exchange to facilitate intra day liquidity

Risks

Investing in TAPR may not be suitable for all investors and involves significant risks, including:

– ETNs are unsecured debt obligations of Barclays Bank PLC, are subject to the creditworthiness of the issuer, and are not guaranteed by any third party. Owning the ETNs is not equivalent to owning interests in the underlying index constituents.

– ETNs are riskier than ordinary unsecured debt obligations, and an investor may lose some or all of their principal in the investment. ETNs are subject to a decrease in the level of the index, investor fees and other costs

– TAPR may only be suitable for investors who intend to regularly monitor their investment to ensure that it remains consistent with their investment objectives

1. Additionally, the Index and TAPR will be rebalanced if the Index level has fallen by 65% or more since the last Index rebalance date.

2. Slide 5 provides a concise summary of calculations w.r.t. the CINV calculations and of how the fees/costs are deducted from the ETN.

3. Subject to minimum size of 20,000 units and timing limitations as prescribed by prospectus.

3 Investors should refer to the ETN prospectus for further details on the ETN and the Index and risks associated with an investment in the ETN.

For Institutional Investors Only, Not For Distribution To Retail Customers

Index Methodology

The Index tracks the sum of the returns of periodically rebalanced short positions in equal face values of the five U.S. Treasury futures contracts

2 Year (“TU”) 5 Year (“FV”) 10 Year (“TY”) Long Bond (“US”) Ultra-Long (“WN”)

Rebalanced every month1 to reset face value exposure to -100% in each of the futures contracts

– Index rebalances on the fourth last business day of each month1

Daily Index level is calculated as:

Index Level = Index Level at Last Rebalance Date x

1 – Sum ( Change in Futures Prices since Last Rebalance 100 )

Represents face value short exposure in each futures contract Index level at last rebalance is adjusted by the sum of returns since last rebalance in all the short futures contracts

Underlying futures “rolled” quarterly using calendar spreads2, shortly before the delivery month

Closing Index levels are calculated using CBOT closing mid settlement futures prices

– Closing Index level is published on Bloomberg BXIIITAG <Index> page

1. Additionally, the Index and TAPR will be rebalanced if the Index level has fallen by 65% or more since the last Index rebalance date.

2. Index rolling mechanism uses the volume weighted average price of calendar spread futures contracts.

4 Investors should refer to the ETN prospectus for further details on the ETN and the Index and risks associated with an investment in the ETN.

For Institutional Investors Only, Not For Distribution To Retail Customers

TAPR CINV Calculation

Daily Change in

= Gross Performance + Daily Interest Fees & Costs

TAPR CINV

–

Gross Performance

Means daily dollar value of return per ETN attributed to index performance

Equals TAPR CINV at last index rebalance x (Daily Change in Index Level /Index Level at last rebalance )

– TAPR CINV at last index rebalance published on Bloomberg TAPRLRN <Index> page

– Ratio of (TAPR CINV at last index rebalance/Index Level at last Rebalance) published on TAPRMF <Index> page

Daily Interest

Accrued daily on previous day’s CINV at four-week T-Bill rate

Fees & Costs

Daily Investor Fee accrued on previous day’s CINV at approx 0.43% p.a.1

Index Rolling Cost on every quarterly roll at 0.08% of CINV at last rebalance (approx 0.32% p.a.)2

1.The Daily Investor Fee for each ETN on the Inception Date was $0. On each subsequent calendar day until maturity or early redemption, the Daily Investor Fee for each ETN will equal (1.) the Closing Indicative Note Value on the immediately preceding calendar day times (2) 0.43% divided by (3) 365. The net effect of the investor fee accumulates over time and is subtracted at a rate of 0.43% per year.

2. On any calendar day that is not a roll date the index rolling cost for each ETN will equal $0. On any roll date, the index rolling cost for each ETN will equal 0.08% times the closing indicative note value on the immediately preceding index rebalance date. The index rolling cost will accrue on any roll date throughout the term of the ETNs, resulting in a cumulative fee rate of approximately 0.32% per year.

5 Investors should refer to the ETN prospectus for further details on the ETN and the Index and risks associated with an investment in the ETN.

For Institutional Investors Only, Not For Distribution To Retail Customers

TAPR Exposure

On every rebalance date TAPR has -100% (face value) of short exposure, via the index, in each US Treasury Futures Contract

Steps to Calculate TAPR Exposure

1. Determine TAPR CINV on last index rebalance date – published on Bloomberg TAPRLRN <Index>

page

2. Face value short exposure in each future is equal to this CINV

3. Identify Index Constituents – Treasury Futures with second nearest expiry dates at previous roll date (i.e.

4th last business date in Feb, May, Aug, Nov)

4. TAPR Dollar Value of 1 Basis Point (“DV01”)1 = CINV (step1) x Sum of Futures DV01(Table 1) 100

Table 1: Index Constituents as of 14 July 2014*,†

Hypothetical Example†:

Treasury Futures Contract

Futures DV01 per $100

th Aug 2014 (a rebalance date), CINV is

Face Value of each

If on 28

Description

Ticker

Contract1,2

$48 then until the next rebalance date (25th Sep

2 Year (Sept. 2014 expiry)

TUU4

$0.021

2014) , one unit of TAPR:

5 Year (Sept. 2014 expiry)

FVU4

$0.049

- tracks returns of $48 face value short exposure

10 Year (Sept. 2014 expiry)

TYU4

$0.072

in each treasury futures contract

Long Bond (Sept. 2014 expiry)

USU4

$0.140

Ultra Long (Sept. 2014 expiry)

WNU4

$0.221

- has a DV01 of $48 * $0.503 /$100 = $0.241

(assuming futures DV01 from table)

Total DV01($100 Face Value in Each contract)

$0.503

*Source: Barclays, CME Group. Index constituents are subject to change upon Index rolling.

+Hypothetical example provided for illustrative purposes only. Past performance is not indicative of future results. DV01 values in Table 1 are sourced from

CME Group’s website and were calculated by CME Group’s proprietary data and models. Barclays has not independently verified these values.

1. DV01 is a measure of the price sensitivity of a Treasury futures contract (measured per $100 face value) to changes in yields of the underlying U.S. Treasury security.

2. Note: CME Website provides DV01 per future and each future has a $100,000 face value (except for 2 year TU contracts which have a face-value of $200,000).

6

Investors should refer to the ETN prospectus for further details on the ETN and the Index and risks associated with an investment in the

ETN.

For Institutional Investors Only, Not For Distribution To Retail Customers

TAPR vs. other Bearish Rates ETPs

TAPR provides formulaic bearish exposure to the entire yield curve

TAPR TBT1 TMV1

Yield Curve Exposure Entire curve (2yr—30yr) Long End (20yr—30yr)

Legal Structure Exchange-Traded Note Exchange-Traded Fund

Barclays Inverse US Tsy Futures Composite

Underlying(ETN)/Benchmark (ETFs) Index Barclays US Treasury: 20+ Year Total Return Index

Idx

Underlying Index Constituents US Treasury Futures Contracts US Treasury Securities

Fund/ETN target leverage to Index +100% Daily Target of -200% Daily Target of -300%

Transparency Formulaic calculation for CINV & Index Level Objective of ETF is known, but underlying positions are unknown

Approx. 0.43% investor fee + 0.32% roll cost 0.95% management fee + transaction costs

Costs

(Total approx. 0.75% per annum) (Total >0.95% per annum)

Issuer (Barclays Bank PLC) credit risk and

Principal Risks Market risk and credit risk on swap counterparty, if any market risk

Rebalancing Monthly2 ETF positions in underlying assets change daily

Estimated DV01 per $100 investment* $0.503 DV01 target of $0.3603 DV01 target of $0.5403

Approximate annual fees & costs per DV01*,4 1.5 > 2.6 > 1.8

Inception Date July 2014 May 2008 April 2009

ETN notional outstanding/ETF AUM ($mm)* 25 4,168 561

Last 20 day avg. traded value ($mm)* N/A ~200 ~19

*Source: Bloomberg, as of 07/14/2014

1. Information relating to ProShares UltraShort 20+ Year Treasury ETF (“TBT”) and Direxion Daily 20+ Year Treasury Bear 3x Shares ETF (“TMV”) has been obtained from publicly available information, including from the prospectuses relating to each ETF. This comparison is provided for illustrative purposes only and is not intended to be an exhaustive list of the differences among the products shown. Investors are encouraged to review all information relating to any investment.

2. Additionally, the Index and TAPR will be rebalanced if the Index level has fallen by 65% or more since the last Index rebalance date.

3. DV01 for TBT and TMV calculated using underlying Barclays US Treasury: 20+ Year Total Return Index duration times target leverage divided by 100.

4. Approximate annual fees & costs per DV01 calculated as (Annual fees and costs per $100 investment)/(Estimated DV01 per $100 investment).

7 Investors should refer to the ETN prospectus for further details on the ETN and the Index and risks associated with an investment in the ETN.

For Institutional Investors Only, Not For Distribution To Retail Customers

Hypothetical Historical & Historical Performance

10%

1,200,000

2yr Treasury Yield

9%

5yr Treasury Yield

10yr Treasury Yield

1,000,000

8%

30yr Treasury Yield

7%

Index Level (right axis)

800,000

(%) 6%

Yield

Level

5%

600,000

Treasury 4%

Index

400,000

3%

2%

200,000

1%

0%

0

1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014

Source: Barclays, Federal Reserve; as of 07/14/2014. No data available for 30yr Treasury Yield between 02/18/2002 and 06/19/2006. Hypothetical historical performance of the Index shown from 06/26/1990 – 05/22/14, and actual historical performance shown from 05/23/2014 – 07/14/2014.

All data relating to the period prior to May 23, 2014, the launch date of the Index, is purely hypothetical and has not been verified by an independent third party. Alternative modelling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and differ significantly from the hypothetical historical information set forth herein. Hypothetical historical results have inherent limitations and are achieved by a retroactive application of a back-tested model designed with the benefit of hindsight, and may reflect a bias towards positive performance. NEITHER ACTUAL NOR HYPOTHETICAL HISTORICAL DATA SHOULD BE TAKEN AS AN

INDICATION OF FUTURE PERFORMANCE.

Index returns are for illustrative purposes only and do not reflect any investor fees, transaction costs and expenses. Indices are unmanaged and one cannot invest directly in an index.

8

Investors should refer to the ETN prospectus for further details on the ETN and the Index and risks associated with an investment in the

ETN.

For Institutional Investors Only,

Not For Distribution To Retail Customers

Quick Resources

Bloomberg Tickers

ETN Ticker: TAPR <Equity>

Current CINV: TAPRRNDV <Index>

Intraday Indicative Value: TAPRIV <Index>

CINV as of Last Index Rebalance Date: TAPRLRN <Index>

Ratio of (TAPR CINV at last rebalance/ Index Level at last rebalance) TAPRMF <Index>

Closing Index Level: BXIIITAG <Index>

Intraday Index Level: BXRTITAG <Index>

Other

TAPR website & factsheet: http://www.etnplus.com

CME Futures DV01: http://www.cmegroup.com/trading/interest-rates/duration.html

9 Investors should refer to the ETN prospectus for further details on the ETN and the Index and risks associated with an investment in the ETN.

For Institutional Investors Only, Not For Distribution To Retail Customers

Selected Risk Considerations (1/2)

An investment in the Barclays ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement.

You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date. Based on historical and hypothetical historical data, the level of the index has decreased significantly over time in the past and may continue to decrease significantly over the term of the ETNs. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the daily investor fee and the index rolling cost, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased. Because the ETNs are subject to a daily investor fee and index rolling cost, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Credit of Barclays Bank PLC: The ETNs are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the ETNs.

Issuer Redemption: Barclays Bank PLC has the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after the inception date until and including maturity.

Changes in the Prices of U.S. Treasury Futures Contracts May Affect the Value of Your ETNs: The return on your ETNs is linked to the performance of the underlying index, which corresponds to changes in the prices of the U.S. Treasury future contracts included in the index, and therefore such prices may affect the amount payable on your ETNs at maturity or upon early redemption and the market value of your ETNs.

The Index Is Subject to Risks Associated with Synthetic Short Positions in U.S. Treasury Futures Contracts: Because short positions are subject to unlimited risk of loss because there is no limit on the appreciation of the price of the relevant asset before the short position is closed. One or more of the U.S. Treasury futures contracts to which the Index provides synthetic short exposure may appreciate substantially, which would have an adverse effect on the level of the Index and, accordingly, decrease the payment you receive at maturity or upon early redemption.

Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock or U.S. Treasury markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index.

A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NASDAQ, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, , whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity for you to trade or sell your ETNs easily, as we are not required to maintain any listing of the ETNs.

10 Investors should refer to the ETN prospectus for further details on the ETN and the Index and risks associated with an investment in the ETN.

For Institutional Investors Only, Not For Distribution To Retail Customers

Selected Risk Considerations (2/2)

No Interest Payments from the ETNs: You will not receive any periodic interest payments on your ETNs.

Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 20,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. If you hold fewer than 20,000 ETNs or fewer than 20,000 ETNs are outstanding, you will not be able to exercise your right to redeem your ETNs. .You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.

Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.

The Barclays Inverse US Treasury Futures Composite Index™ is a trademark of Barclays Bank PLC.

©2014 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

NOT FDIC INSURED NO BANK GUARANTEE MAY LOSE VALUE

11 Investors should refer to the ETN prospectus for further details on the ETN and the Index and risks associated with an investment in the ETN.

For Institutional Investors Only, Not For Distribution To Retail Customers